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                                   EXHIBIT 23

                               CONSENT OF KPMG LLP
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                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Peoples Bancorp, Inc.


We consent to incorporation by reference in the registration statement no. 333-29971 on Form S-8 of Peoples Bancorp, Inc. of our report dated January 25, 1999, relating to the consolidated statements of condition of Peoples Bancorp, Inc. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Form 10-K of Peoples Bancorp, Inc.



/s/ KPMG LLP

Short Hills, New Jersey
March 25, 1999